Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Equity Incentive Plan, 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan of Prevail Therapeutics Inc. of our report dated March 26, 2019, except for the section entitled “Forward Stock Split” in Note 17, as to which the date is June 10, 2019, with respect to the financial statements of Prevail Therapeutics Inc. included in its Amendment No. 1 to the Registration Statement (Form S-1 No. 333-231754) and related Prospectus of Prevail Therapeutics Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 21, 2019